Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2009 with respect to the consolidated financial statements and internal control over financial reporting of McGrath RentCorp and Subsidiaries appearing in the 2008 Annual Report of McGrath RentCorp and Subsidiaries to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

San Francisco, California

August 6, 2009